Registration No. 333-59453
                                                  Rule 424 (b)(2)

PRICING SUPPLEMENT No. 21 Dated May 20, 1999 (To Prospectus dated
July 28, 1998)
                         $5,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                       Medium Term Notes

          Due Nine Months or More from Date of Issue

Principal Amount:  $25,000,000

Price to Public:   100%         Proceeds to HFC:  99.916%

Issue Date:  May 25, 1999

Stated Maturity:  May 28, 2002

Redeemable On or After:  Not Applicable.

Initial Interest Rate:   To be determined on May 24, 1999.

Interest Rate Basis:  Federal Funds Rate.

Spread or Spread Multiplier:  Plus 0.44% (+ 44 basis points).

Interest Payment Dates:  On the 28th of February, May, August and
     November of each year, commencing August 28, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date:  On the Business Day prior to each
     Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity shall be the Interest Rate in effect on the second Business Day prior to said Interest
Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:    Merrill Lynch & Co., as Principal

Agent's Discount or Commission:  .084%

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